Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated March 6, 2019

Registration No. 333-223058

MARRIOTT INTERNATIONAL, INC.

Floating Rate Series BB Notes due 2021

3.600% Series CC Notes due 2024

PRICING TERM SHEET

Dated: March 6, 2019

Floating Rate Series BB Notes due 2021

Issuer:	Marriott International, Inc.

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	Floating Rate Series BB Notes due 2021 (the “Series BB Notes”)

Aggregate Principal Amount:	$300,000,000

Maturity Date:	March 8, 2021

Coupon (Interest Rate):	Three-month LIBOR plus 0.65% per annum, reset quarterly

Interest Payment Dates:	March 8, June 8, September 8 and December 8, commencing on June 8, 2019

Interest Determination Dates:	Second London banking day preceding the first day of the applicable interest period

Initial Interest Determination Date:	March 6, 2019

Day Count Convention:	Actual/360

Price to Public:	100.00% of the principal amount

Interest Base Rate:	LIBOR

Index Currency:	USD

Index Maturity:	3-month

Spread:	+65 bps

Minimum Interest Rate:	Zero

Optional Redemption Provisions:	None

Trade Date:	March 6, 2019

Expected Settlement Date:	March 8, 2019 (T+2)

CUSIP / ISIN:	571900 BA6 / US571900BA65

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated March 6, 2019.

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:

The Williams Capital Group, L.P.

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets, LLC

Commerz Markets LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

Loop Capital Markets LLC

ANZ Securities, Inc.

3.600% Series CC Notes due 2024

Issuer:	Marriott International, Inc.

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	3.600% Series CC Notes due 2024 (the “Series CC Notes”)

Aggregate Principal Amount:	$550,000,000

Maturity Date:	April 15, 2024

Coupon:	3.600%

Interest Payment Dates:	April 15 and October 15, commencing on October 15, 2019

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.516% of the principal amount

Benchmark Treasury:	2.375% due February 29, 2024

Benchmark Treasury Price / Yield:	99-12 3⁄4 / 2.504%

Spread to Benchmark Treasury:	+120 bps

Yield to Maturity:	3.704%

Optional Redemption Provisions:	The Series CC Notes may be redeemed in whole or in part from time to time prior to March 15, 2024 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to the greater of (1) 100% of the principal amount of the Series CC Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest (not including accrued interest as of the redemption date) on the Series CC Notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. government securities dealer, having a maturity comparable to the remaining term of the

Series CC Notes being redeemed) plus 20 basis points, plus, in each case, accrued and unpaid interest on the Series CC Notes to the redemption date.

The Series CC Notes may be redeemed in whole or in part from time to time on or after March 15, 2024 (one month prior to the maturity date of the notes), at the issuer’s option, at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus any accrued and unpaid interest on the notes being redeemed to the redemption date.

Trade Date:	March 6, 2019

Expected Settlement Date:	March 8, 2019 (T+2)

CUSIP / ISIN:	571900 BB4 / US571900BB49

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement dated March 6, 2019.

Joint Book-Running Managers:	Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Citigroup Global Markets Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. HSBC Securities (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	The Williams Capital Group, L.P. Barclays Capital Inc. BNY Mellon Capital Markets, LLC Capital One Securities, Inc. MUFG Securities Americas Inc. PNC Capital Markets, LLC Commerz Markets LLC

Santander Investment Securities Inc. TD Securities (USA) LLC Loop Capital Markets LLC ANZ Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll-free at (800) 645-3751 or Goldman Sachs & Co. LLC at (212) 902-1171 (Prospectus Department).